United States securities and exchange commission logo





                     October 27, 2021

       Emily Hill
       Chief Financial Officer
       PTC Therapeutics, Inc.
       100 Corporate Court
       South Plainfield, NJ 07080

                                                        Re: PTC Therapeutics,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 25,
2021
                                                            File No. 001-35969

       Dear Ms. Hill:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences